Exhibit 5.1

May 12, 2026

Flowserve Corporation

5215 N. O’Connor Blvd. Suite 700

Irving, Texas 75039

Re:	Flowserve Corporation

Registration Statement on Form S-3 (File No. 333-286219)

Ladies and Gentlemen:

We have acted as counsel to Flowserve Corporation, a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the prospectus supplement, dated May 5, 2026, together with the prospectus included in the Registration Statement on Form S-3, file no. 333-286219, filed with the Commission on March 28, 2025 (the “Prospectus Supplement”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company pursuant thereto of $500,000,000 aggregate principal amount of the Company’s 5.700% Senior Notes due 2036 (the “Notes”).

The Notes have been issued pursuant to the Indenture, dated as of September 11, 2012 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated May 12, 2026, relating to the Notes (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue Suite 2100 | Dallas, TX 75201-2923 | T: 214.698.3100 | F: 214.571.2900 | gibsondunn.com

May 12, 2026

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York, the laws of the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee); (iv) any waiver of the right to jury trial; or (v) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP